Filed Pursuant to Rule 433

Registration Nos. 333-228954 and 333-228954-04

Free Writing Prospectus dated March 4, 2021

CNH Equipment Trust 2021-A

Issuing Entity

CNH Capital Receivables LLC

Depositor

CNH Industrial Capital America LLC Sponsor and Originator	New Holland Credit Company, LLC Servicer

The depositor has prepared a prospectus dated March     , 2021 (subject to completion, dated March 4, 2021) which describes the notes to be issued by the issuing entity.  You should review the prospectus in its entirety before deciding to purchase any of the notes.

Ratings

The depositor expects that the notes issued by the issuing entity will receive the indicated ratings from the nationally recognized statistical rating organizations, or “rating agencies,” listed below.

	Fitch	Standard & Poor’s
Class A-1	F1+ sf	A-1+(sf)
Class A-2	AAA sf	AAA(sf)
Class A-3	AAA sf	AAA(sf)
Class A-4	AAA sf	AAA(sf)
Class B	A+ sf	AA-(sf)

It is a condition to the issuance of the notes that each class of the Class A notes receive the ratings listed above.  However, although the depositor expects the Class B notes to receive the ratings listed above, it is only a condition of issuance of the notes that the Class B notes receive a rating in the “A” category or its equivalent from each of Fitch and Standard & Poor’s.

Joint Bookrunners of the Class A Notes

Citigroup	J.P. Morgan	Rabo Securities	SOCIETE GENERALE

Co-Managers of the Class A Notes

DBS	MUFG

Joint Bookrunners of the Class B Notes

Citigroup	J.P. Morgan	Rabo Securities	SOCIETE GENERALE

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE DEPOSITOR, THE ISSUING ENTITY, AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.  ALTERNATIVELY, THE DEPOSITOR, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THIS OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING TOLL-FREE 1-800-831-9146 OR BY EMAILING PROSPECTUS@CITI.COM.